Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2018, with respect to the financial statements of OncoMed Pharmaceuticals, Inc. incorporated by reference in the Registration Statement (Form F-4) and related Proxy/Prospectus of Mereo BioPharma Group plc for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Redwood City, California
January 24, 2019